UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM 8-K
______________________
 CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 18, 2017
 ______________________
Dell Technologies Inc.
(Exact name of registrant as specified in its charter)
 ______________________

Delaware	001-37867	80-0890963
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Dell Way Round Rock, Texas	78682
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (800) 289-3355
Not Applicable
(Former name or former address, if changed since last report)
______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01    Other Events.

Amendment of Class V Common Stock Repurchase Program

As previously reported by Dell Technologies Inc. (the “Company”), on December 13, 2016, the Board of Directors of the Company approved a stock repurchase program (the “Class V Group Repurchase Program”) under which the Company was authorized to use assets of the Company’s Class V Group to repurchase up to $500 million of shares of the Company’s Class V Common Stock, exclusive of any fees, commissions or other expenses related to such repurchases, from time to time over a period of six months. The Company repurchased 8.3 million shares of Class V Common Stock for $500 million between the date of such approval and February 13, 2017.

On March 27, 2017, the Board of Directors approved an amendment of the Class V Group Repurchase Program extending the program to authorize the Company to use assets of the Company’s Class V Group to repurchase up to $300 million of shares of the Company’s Class V Common Stock, exclusive of any fees, commissions or other expenses related to such repurchases, from time to time over a period expiring on September 27, 2017. The Company repurchased 4.6 million shares of Class V Common Stock for $300 million under the extended Class V Group Repurchase Program between the date of such approval and May 9, 2017.

On August 18, 2017, the Board of Directors approved a second amendment of the Class V Group Repurchase Program (as so amended, the “August 2017 Class V Group Repurchase Program”) further extending the program to authorize the Company to use assets of the Company’s Class V Group to repurchase up to an additional $300 million of shares of the Company’s Class V Common Stock, exclusive of any fees, commissions or other expenses related to such repurchases, from time to time over a period of an additional six months. Shares may be repurchased under the program through open market purchases, block trades, or accelerated or other structured share repurchase programs. To the extent not retired, shares repurchased under the program will be placed in the Company’s treasury.

The repurchase of shares pursuant to the August 2017 Class V Group Repurchase Program is expected to be funded from proceeds received by the Company from the sale by a subsidiary of the Company of shares of Class A common stock of VMware, Inc. (“VMware”) owned by such subsidiary, pursuant to the terms of the stock purchase agreement described below. The Board of Directors has determined that, under the Company’s tracking stock policy, any repurchases pursuant to the program in accordance with the expanded authorization will be attributable to the Class V Group and therefore will not result in an increase in the number of retained interest shares in the Class V Group attributable to the DHI Group.

The extent to which the Company repurchases shares of Class V Common Stock under the August 2017 Class V Group Repurchase Program, and the timing of such repurchases, will depend upon a variety of factors, including market conditions, regulatory requirements and other corporate considerations, as determined by the Company’s management. The August 2017 Class V Group Repurchase Program may be suspended or discontinued at any time.

Stock Purchase Agreement for Sale of VMware Class A Common Stock

On August 23, 2017, the Company entered into a purchase commitment supplement (“Supplement No. 2”) to the previously reported stock purchase agreement, dated as of March 29, 2017, by and among the Company, EMC Equity Assets LLC (“EMC Sub”), an indirect wholly-owned subsidiary of the Company, and VMware (as amended by Supplement No. 2, the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, VMware will purchase for cash $300 million of VMware Class A common stock (the “Class A Common Stock”) from EMC Sub. The Company will apply the proceeds from the sale to the repurchase of shares of its Class V Common Stock under the August 2017 Class V Group Repurchase Program described above, but may use such proceeds for other purposes at the discretion of the Capital Stock Committee of the Company’s Board of Directors and the Board of Directors.

Under the terms of the Stock Purchase Agreement, VMware will receive an initial share delivery of Class A Common Stock with a value of approximately $240 million on the sale date in exchange for $300 million in cash in an initial closing expected to occur on September 14, 2017, with the remainder of the Class A Common Stock to be delivered at a later date in a second closing expected to occur in the third quarter of the Company’s 2018 fiscal year. The total number of shares to be purchased by VMware under the Stock Purchase Agreement will be based on the volume-weighted average per share price of the Class A Common Stock as reported on the New York Stock Exchange during a specified reference period, less a discount of 3.5% from that volume-weighted average per share price, and subject to adjustment in certain circumstances.

Before the sale contemplated by the Stock Purchase Agreement, the Company beneficially owns 33,423,094 outstanding shares of Class A Common Stock and all 300,000,000 outstanding shares of VMware’s Class B common stock.

The Stock Purchase Agreement was approved by the Capital Stock Committee of the Company’s Board of Directors and by the Board of Directors.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 24, 2017	Dell Technologies Inc.
	By:	/s/ Janet M. Bawcom
Janet M. Bawcom Senior Vice President and Assistant Secretary
(Duly Authorized Officer)

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